EXHIBIT 10.152

STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT, dated as of September 3, 2003, is entered into by and among OPTIMUMCARE CORPORATION, a Delaware corporation (“Buyer”), and GREGG N. WILLARD and JEANNE M. WILLARD (collectively, “Sellers”). Certain capitalized terms used herein are defined in Section 9.13 hereof.

     A.     Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, all of the issued and outstanding shares of capital stock of Heartline, Inc., a California corporation (“Company”) in exchange for cash, a promissory note and shares of common stock of OptimumCare Corporation.

     B.     Sellers own all of the issued and outstanding shares of capital stock (“Shares”) of Company.

     C.     The parties hereto wish to make certain representations, warranties, covenants and agreements in connection with the purchase of the Shares and also to prescribe various conditions to such transaction.

     Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

     1.     PURCHASE AND SALE OF STOCK

          1.1 Shares to be Acquired. Upon the terms and subject to the conditions of this Agreement, Sellers will sell, transfer, convey, assign and deliver to Buyer, and Buyer will purchase the Shares from Sellers at the Closing.

          1.2 Purchase Price; Payment. The total consideration to be paid by Buyer to Sellers for the Shares (the “Purchase Price”) will be:

               (a) Cash Consideration. Two Hundred Fifteen Thousand Dollars ($215,000) will be payable to Sellers on the Closing Date in immediately available funds.

               (b) Restricted Stock; Price Guarantee. Shares of OptimumCare Corporation restricted common stock (“OPMC Stock”) valued at Ten Thousand Dollars ($10,000) with the exact number of shares of OPMC Stock to be determined based on the last reported trade prior to the Closing (“Closing Price”). Certificates representing the OPMC stock will be delivered to Sellers as soon as reasonably practical following the Closing Date. Buyer hereby guarantees that the price of the OPMC Stock on the one (1) year anniversary of the Closing Date (“Anniversary Price”) will be not less than the last reported trade prior to Closing. In the event the Anniversary Price is less than the Closing Price, Buyer will promptly pay Sellers the difference between the Anniversary Price and the Closing Price for each share of OPMC Stock.

               (c) Note Payable. Promissory note, in the form of Exhibit 1.2(c)-1 hereto (“Note”), in the amount of the lesser of (i) the current balance of the note payable by Company to Seller at the time of Closing or (ii) $145,000 subject to adjustment based on the amount of Sales during the 12-months following the Closing Date as set forth below. For purposes of this Agreement, “Sales” shall mean the net sales billed and collected for temporary nurse staffing services provided by Heartline, Inc. or OptimumCare Corporation during the one (1) year following the Closing Date (i) in Los Angeles County and Orange County, California, (ii) to any current or former customer of Heartline, Inc. not in Los Angeles County or Orange County and (iii) to any new customer Not in Los Angeles County or Orange County created by a direct inquiry to Heartline, Inc. The Note will bear interest at the rate of three percent (3%) per annum, interest payable monthly. The principal will be payable, based on the sales billed and collected beginning on the thirteenth (13th) month following the Closing Date. Any amount billed but not collected until after the thirteenth (13th) month, will further adjust the Sales as collected for five (5) additional months, with any additional Adjusted Note Balance being paid monthly. The Note will be guaranteed by Company pursuant to a Guaranty in the form of Exhibit 1.2(c)-2 and secured by the assets of Company pursuant to a Security Agreement in the form of Exhibit 1.2(c)-3 hereto. Only $63,914.64 of the Note will be recourse to Buyer and the amount of the Note for which there is recourse to Buyer will be reduced proportionately by downward adjustments to the Note and offsets against the Note.

Sales			Note Adjustment	Adjusted Note Balance

$ 3,000,000 or greater			$145,000	$290,000
$2,750,000	to	$2,999,999	$125,000	$270,000
$2,500,000	to	$2,749,999	$100,000	$245,000
$2,250,000	to	$2,499,999	$75,000	$220,000
$2,000,000	to	$2,249,999	$50,000	$195,000
$1,000,000	to	$1,999,999	$0	$145,000
$875,000	to	$999,999	$(50,000)	$95,000
$750,000	to	$874,999	$(75,000)	$70,000
$625,000	to	$749,999	$(100,000)	$45,000
$500,000	to	$624,999	$(125,000)	$20,000
Less than $500,000			$(145,000)	$0

          1.3 Closing. A closing (the “Closing”) will be held on September 3, 2003 or at such other time as the parties may agree upon (the “Closing Date”); provided, in no event will the Closing occur later than September 3, 2003 (the “Termination Date”). The Closing will be held at Buyer’s counsel’s offices in Irvine, California or such other place as the parties may agree, at such time as the parties may agree, at which time and place the documents and instruments necessary or appropriate to effect the transactions contemplated herein will be exchanged by the parties.

     2.     REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers hereby, jointly and severally, represent and warrant to the Buyer as follows:

          2.1 Disclosure Schedule. The disclosure schedule attached as Exhibit 2 hereto (the “Disclosure Schedule”) is divided into sections which correspond to the sections of this

Article 2. The Disclosure Schedule is accurate and complete. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). Disclosures in any subsection of the Disclosure Schedule shall not constitute disclosure for purposes of any other subsection and other section of this Agreement or any exhibit to or other writing which is designated herein as being part of this Agreement.

          2.2 Corporate Organization, etc. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California with requisite power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. Company is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing. The Disclosure Schedule contains a list of all jurisdictions in which Company is qualified or licensed to do business and includes complete and correct copies of Company’s articles of incorporation and bylaws. Company does not own or control any capital stock of any corporation or any interest in any partnership, limited liability company, joint venture or other entity.

          2.3 Authorization. Each of the Sellers has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby (including, without limitation, the power to sell, transfer and convey the Shares). Each Seller has the legal capacity to enter into this Agreement and to carry out the transactions contemplated herein, including without limitation the legal capacity to execute, deliver and perform the agreements or contracts, if any, required by this Agreement to be executed and delivered by any of them (the “Closing Agreements”). This Agreement has been duly and validly executed by each of the Sellers and is the valid and binding legal obligation of each of the Sellers enforceable against each of them in accordance with its terms. At Closing, the Closing Agreements will be duly and validly executed by each of the Sellers and will constitute valid and binding legal obligations of each of the Sellers enforceable against each of the Sellers in accordance with their respective terms.

          2.4 Capitalization. The Disclosure Schedule accurately sets forth the authorized and outstanding capital stock of Company and the name and number of shares of capital stock held by each shareholder of Company. All of the issued and outstanding shares of Company’s capital stock have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned of record by Sellers. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which Company or Sellers is a party or which are binding upon Company or Sellers providing for the issuance, disposition or acquisition of any of Company’s capital stock. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of Company. Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

          2.5 Non-Contravention. Except as set forth in the Disclosure Schedule, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate or be in conflict with any provision of the certificate or articles of incorporation or bylaws of Company; (ii) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Company is a party or by which Company or any of Company’s properties or assets is or may be bound or result in the creation or imposition of any pledges, liens, security interests, restrictions, claims or charges of any kind upon any property or assets of Company under any debt, obligation, contract, agreement or commitment to which Company is a party or by which Company or any of Company’s assets or properties are bound; or (iii) violate any Law of any Authority.

          2.6 Consents and Approvals. Except as set forth in the Disclosure Schedule, no Consent from any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by Sellers or the consummation by Sellers of the transactions contemplated herein except for Consents that shall be obtained by Sellers on or prior to Closing.

          2.7 Financial Statements. Except as set forth in the Disclosure Schedules, Company’s balance sheets as of December 31, 2002, 2001 and 2000 and August 31, 2003 and statements of income for the years ended December 31, 2002, 2001 and 2000 and the eight months ended August 31, 2003 (collectively the “Financial Statements”) (i) are in accordance with the books and records of Company; and (ii) are true, complete and accurate in all material respects and fairly present the financial position of Company as of the respective dates thereof, and the income or loss for the periods then ended.

          2.8 Absence of Undisclosed Liabilities. Except as and to the extent (i) reflected and reserved against in the Most Recent Balance Sheet, (ii) set forth on the Disclosure Schedule or (iii) incurred in the ordinary course of business after the date of the Most Recent Balance Sheet and not material in amount, either individually or in the aggregate, Company does not have any debt, liability or obligation, known or unknown, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, of any nature whatsoever, including without limitation any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by Company’s income, or any other debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the date hereof, whether or not known, due or payable. Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity.

          2.9 Absence of Certain Changes. Except as set forth in the Disclosure Schedule, Since December 31, 2002, Company has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, except as set forth in the Disclosure Schedule, as of the Closing Date:

               (a) Company has not experienced any change which has had a Material Adverse Effect or experienced any event or failed to take any action which reasonably could be expected to result in a Material Adverse Effect;

               (b) Company has not suffered any loss, damage, destruction of property or assets or other casualty to property or assets (whether or not covered by insurance) which reasonably could be expected to result in a Material Adverse Effect;

               (c) Company has not suffered any loss of employees, independent contractors or customers which reasonably could be expected to result in a Material Adverse Effect on Company; and

               (d) No event has taken place which if consummated following the date hereof would constitute a violation of Section 4.2 hereof.*

          2.10 Assets. Except as set forth in the Disclosure Schedule,

               (a) Company has good and marketable title to all of its assets and properties whether or not reflected in the Most Recent Balance Sheet or acquired after the date thereof, free and clear of any Lien, other than Liens for current taxes not yet due and payable and Liens that Company shall obtain the release of on or prior to Closing.

               (b) The machinery, equipment and other personal property owned and leased by Company are in good operating condition and repair, normal wear and tear excepted, and fit for the intended purposes thereof, and no material maintenance, replacement or repair has been deferred or neglected.

               (c) Company owns or leases all of the assets and properties, and is a party to all licenses and other agreements, presently used or necessary to carry on the business or operations of Company as presently conducted. Company does not own or lease any assets or properties that are not used in the ordinary course of Company’s business. All leasehold interests relating to real property, machinery, equipment, vehicles and other personal property are valid and in full force and effect and enforceable in accordance with their terms and there does not exist any violation, breach, or default thereof or thereunder.

               (d) Company owns no real properties.

               (e) Upon the Closing of the transactions contemplated by this Agreement, no Seller will have any claim against any of the assets of Company, Buyer as a result of any buy-sell, tax sharing or other similar agreement among the Sellers.

               (f) Company is not a foreign person and is not controlled by a foreign person, as the term foreign person is defined in Section 1445(f)(3) of the Code.

          2.11 Receivables and Payables.

               (a) The Disclosure Schedule contains a listing of all of the account receivables and note receivables, if any, of Company (the “Receivables”). Except as set forth on the Disclosure Schedule, (i) Company has good right, title and interest in and to all of the Receivables; (ii) none of such Receivables is subject to any Lien; (iii) all of the Receivables owing to Company constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no known claims, refusals to pay or other rights of set-off against any thereof; (iv) no account or note debtor is delinquent in payment by more than sixty (60) days; (v) the aging schedule of the Receivables of Company attached to the Disclosure Schedule is complete and accurate; and (vi) the reserve established by Company on the Most Recent Balance Sheet is adequate to cover any doubtful accounts

               (b) The Disclosure Schedule contains a listing of all trade accounts payable and notes payable of Company. Except as set forth in the Disclosure Schedule, no such account payable or note payable is delinquent by more than sixty (60) days in its payment.

          2.12 Assets, Contracts and Commitments; No Default.

               (a) The Disclosure Schedule contains an accurate and complete list and brief description of:

                    (i) All real property owned by Company or in which Company has a leasehold or other interest or which is used by Company in connection with the operation of its business, together with a description of each lease, sublease, license, or any other instrument under which Company claims or holds such leasehold or other interest or right to the use thereof or pursuant to which Company has assigned, sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

                    (ii) All machinery, tools, equipment and other tangible personal property (other than inventory and supplies), owned, leased or used by Company. Company has provided Buyer with either a copy of or a summary description of all leases and Liens relating thereto, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

                    (iii) All contracts, agreements and commitments, whether or not fully performed, in respect of the issuance, sale or transfer of capital stock of Company or pursuant to which Company has acquired any substantial portion of its business or assets.

                    (iv) All contracts, agreements, commitments or understandings that restrict Company from carrying on its businesses or any part thereof anywhere in the world or from competing in any line of business with any person or entity.

                    (v) All purchase or sale contracts or agreements that call for aggregate purchases or sales in excess over the course of such contract or agreement of $2,500 or which continues for a period of more than twelve months (including without limitation periods covered by any option to renew or extend by either party) which is not terminable on 60 days’ or less notice without cost or other liability at or any time after the Closing.

                    (vi) The names and current annual salary rates of all employees of and consultants to Company, showing separately for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation for the year ended December 31, 2002.

                    (vii) All employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee option or purchase plans, other employee arrangements or commitments, whether or not legally binding, including without limitation, holiday, vacation and other bonus practices, to which Company is a party or is bound or which relates to the operation of the Business.

               (b) All contracts, agreements, leases, licenses and commitments required to be listed on the Disclosure Schedule (other than those which have been fully performed) (“Contracts”), are valid and binding, enforceable in accordance with their respective terms in all material respects, except as enforcement might be limited by bankruptcy and other laws related to creditors’ rights and principles of equity, and are in full force and effect. In the event that as a result of the transfer of the Shares to Buyer, any of the Contracts requires the consent of the other parties to the Contract, Sellers will assist Company in obtaining the required consent or obtaining a replacement contract in a manner in which Company and Buyer will be entitled to the full benefits thereof. Except as disclosed in the Disclosure Schedule, none of the payments required to be made under any Contract has been prepaid more than 30 days prior to the due date of such payment thereunder. Except as set forth in the Disclosure Schedule, Company is not in material breach, violation or default, however defined, in the performance of any of its obligations under any Contract, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a material breach, violation or default thereunder or thereof. None of the Contracts is, either when considered singly or in the aggregate with others, materially adverse, unduly burdensome, or onerous to Company’s business, properties, assets, earnings or prospects or likely, either before or after the Closing, to result in any material loss or liability. Except as set forth in the Disclosure Schedule, none of the Contracts is subject to renegotiation with any government body. True and complete copies of all of the Contracts (together with any and all amendments thereto) have been delivered to Buyer and identified with a reference to this Section of this Agreement.

          2.13 Proprietary Rights. All patented and registered Proprietary Rights owned by Company and all pending patent applications and applications for the registration of other Proprietary Rights owned by Company are listed in the Disclosure Schedule. The Disclosure Schedule also contains a complete and accurate list of all trade names and unregistered trademarks and service marks owned by Company; all computer software owned and/or used by Company and all licenses granted by Company to any third party with respect to Proprietary Rights and all such licenses granted by any third party to Company. Company has delivered to Buyer correct and complete copies of all documents embodying such licenses. Except as set forth in the Disclosure Schedule, (A) Company owns and possess all rights, title and interest in and to, or has a valid and enforceable written license to use, all of the Proprietary Rights necessary for the operation of the Business as presently conducted ; (B) Company is not in breach of any license or other grant of rights with respect to Proprietary Rights; (C) Company has received no written notice of any claim by any third party contesting the validity, enforceability, use or ownership of any Proprietary Rights owned or used by Company; (D) Company has not received any information as to any infringement or misappropriation by, or conflict with, any third party with respect to the Proprietary Rights of Company, nor has Company received any claims alleging infringement or misappropriation, or other conflict with, any Proprietary Rights of any third party; (E) Company has not infringed, misappropriated or otherwise conflicted with any Proprietary Rights of any third party, nor will continued conduct of the Business as currently conducted or as proposed to be conducted infringe, misappropriate or otherwise conflict with the Proprietary Rights of any third party; and (F) all Proprietary Rights owned or used by Company immediately prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing. The Proprietary Rights comprise all of the proprietary or intellectual property rights used in the operation of the Business as currently conducted and as proposed to be conducted. The Proprietary Rights owned or used by Company immediately prior to the Closing hereunder will be transferred to Buyer for use on identical terms and conditions immediately subsequent to the Closing hereunder.

          2.14 Litigation. Except as set forth in the Disclosure Schedule, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, judgment, decree, decision, injunction, writ or order pending, noticed, scheduled or threatened by or against or involving assets, whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

          2.15 Benefit Plans. Except as set forth in the Disclosure Schedule, neither Company nor any affiliate of Company sponsors, maintains, contributes to or is required to contribute to any pension, welfare, incentive, perquisite, paid time off, severance or other benefit plan, policy, practice or agreement subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). There are no facts or circumstances which could, directly or indirectly, subject Buyer or any of its affiliates to any Liability of any nature with respect to any pension, welfare, incentive, perquisite, paid time off, severance or other benefit plan, policy, practice or agreement sponsored, maintained or contributed to by Company or any affiliate, to which Company or any affiliate is a party or with respect to which Company or any affiliate could have any liability.

          2.16 Labor Matters. Except as set forth in the Disclosure Schedule:

               (a) Company is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

               (b) there is no unfair labor practice complaint against Company pending or threatened before the National Labor Relations Board or any other comparable

Authority;

               (c) Company is not delinquent in payments to any persons for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons, including without limitation any amounts due under any pension plan, welfare plan or compensation plan; and

               (d) Neither Buyer nor any subsidiary or affiliate of Buyer will, by reason of the termination of the employment of any person by Company prior to or as of the Closing Date, on or after the Closing Date be liable to any of such persons for so-called “severance pay” or any other payments.

          2.17 Tax Matters. Except as set forth in the Disclosure Schedule,

               (a) Company shall be responsible for and shall pay all Taxes attributable to or arising from the business and operations of Company and shall be responsible for its own income and franchise Taxes, if any, arising from the transactions contemplated by this Agreement.

               (b) There have been properly completed and duly filed on a timely basis (subject to any valid extensions filed by Company) and in form that is, in all material respects, correct, all Tax Returns required to be filed on or prior to the date hereof by Company with respect to Taxes of Company (or relating to the business and operation of Company). As of the time of filing, the foregoing Tax Returns correctly reflected, in all material respects, the facts regarding the income, business, assets, operations, activities, status or other matters of Company or any other information required to be shown thereon. There is no material omission, deficiency, error, misstatement or misrepresentation, whether innocent, intentional or fraudulent, in any Tax Return filed by Company for any period. Any Tax Returns filed after the date hereof, but including periods through the Closing Date, will conform with the provisions of this subsection 2.14(b).

               (c) With respect to all amounts of Taxes imposed upon Company, or for which Company is or could be liable with respect to all taxable periods or portions of periods ending on or before or including the Closing Date, all applicable Tax Laws have been or will be complied with, in all material respects and all such amounts of Taxes required to be paid by Company on or before the date hereof have been duly paid or will be paid on or before the Closing Date. There are no Liens for such Taxes upon any property or assets of Company. Company has withheld and remitted all amounts required to be withheld and remitted by it in respect of Taxes.

               (d) For purposes of computing Taxes and the filing of Tax Returns, Company has not failed to treat as “employees” any individual providing services to Company who would be classified as an “employee” under the applicable rules or regulations of any Authority with respect to such classification.

          2.18 Permits and Other Operating Rights. Except as set forth in the Disclosure Schedule, Company does not require the Consent of any Authority to permit it to operate in the manner in which its business is presently being operated. Company possesses all permits, licenses and other authorizations from all Authorities necessary to permit it to operate its business in the manner in which it presently is conducted and the consummation of the transactions contemplated by this Agreement will not prevent Company from being able to continue to use such permits and operating rights.

          2.19 Compliance with Law. Except as set forth in the Disclosure Schedule, Company is not currently failing to materially comply with any applicable Laws, including without limitation, any import, export and immigration laws. There are no proceedings and no proceedings are pending or to Company’s knowledge threatened, nor has Company received any written notice regarding any violation of any Law by Company, including, without limitation, any requirement of any Authority.

          2.20 Environmental and Safety Matters. Neither Company, any subsidiary or former subsidiary of Company, nor, to the best of Company’s knowledge, any previous owner, tenant, occupant or user of any property owned or leased by or to Company or by or to any subsidiary or former subsidiary (the “Properties”) contain any: (i) asbestos (other than asbestos contained in floor tile) or (ii) equipment using PCBs. No claims or settlements relating to or arising out of Environmental and Occupational Safety and Health Laws or Environmentally Regulated Materials, have been made or, to the knowledge of Company, been threatened by any third party, including any Authority, nor, to the knowledge of Company, does there exist any basis for any such claim (any such enforcement, investigation, cleanup, removal, remediation or response, other governmental or regulatory action, claim or settlement is herein referred to as an “Environmental Claim”) against Company or any subsidiary or former subsidiaries with respect to the Properties or operations conducted thereon.

          2.21 Insurance. The Disclosure Schedule contains a listing of all policies of fire and other casualty, general liability, theft, life, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by Company, specifying the insurer, the policy number, the risk insured against, the term of the coverage, the limits of coverage, the deductible amount (if any), the premium rate, the date through which coverage will continue by virtue of premiums already paid and, in the case of any “claims made” coverage, the same information as to predecessor policies for the previous five years. All present policies are in full force and effect and all premiums with respect thereto have been paid. Company has not been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past five years, except as described on the Disclosure Schedule.

          2.22 Bank Accounts. The Disclosure Schedule contains a list of the names of all financial institutions, investment banking and brokerage houses, and other similar institutions at which Company maintains accounts, deposits, safe deposit boxes of any nature, and the names of all persons authorized to draw thereon or make withdrawals therefrom; and the names of all persons, if any, holding tax or other powers of attorney from Company and a summary of the terms thereof.

          2.23 Absence of Certain Business Practices. Neither Company, the Sellers nor any director, officer, employee or agent of Company, nor any other person acting on behalf of Company or the Sellers, has, directly or indirectly, within the past five (5) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of Company (or assist Company in connection with any actual or proposed transaction) which (i) might subject Company, the Sellers, Buyer to any damage or penalty in any civil, criminal or governmental litigation proceeding, (ii) if not given in the past, might have had an adverse affect on the assets, business or operations of Company as reflected in the Financial Statements, or (iii) if not continued in the future, might adversely affect Company’s assets, business, operations or prospects or which might subject Company, the Sellers or Buyer to suit or penalty in any private or governmental litigation or proceeding.

          2.24 Affiliate Transactions. Except as set forth in the Disclosure Schedule, no officer, director, stockholder or employee of Company or any person related by blood or marriage to any such person in which any such person owns any beneficial interest (collectively, “Insiders”), is a party to any agreement, contract, commitment or transaction with Company or which pertains to Company or has any interest in any property, whether real, personal or mixed, or tangible or intangible, relating to Company or the Business.

          2.25 Business Generally. Except as set forth in the Disclosure Schedule, there has been no event, transaction or information which has come to the attention of Company which, as it relates directly to the business of Company, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in the Disclosure Schedule, Company has not received any notice (written or oral) that any customer of Company will terminate its relationship with Company or, as the case may be, decrease its business with Company, as a result of the transactions contemplated by this Agreement or for any other reason.

          2.26 Transactions with Certain Persons. Except as set forth in the Disclosure Schedule, during the past three years, Company has not, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to, or otherwise dealt with, in the ordinary course of business or otherwise, (i) any Seller or (ii) any affiliate or associate of the Sellers or any officer, director, member, shareholder, or partner of any affiliate or associate of either of the Sellers (except with respect to compensation in the ordinary course of business for services rendered as an officer, director or employee of Company). Company does not owe any amount to, or have any agreement or contract with or commitment to, any of its officers, directors, shareholders, employees or consultants or any affiliate or associate thereof (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to Company. No part of the property or assets of any Seller or any direct or indirect subsidiary or affiliate or associate of any Seller is used by Company.

          2.27 Books and Records. The books of account, minute books, stock record books, and other records of Company, all of which have been made available to the Buyer, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices. The minute books of Company contain accurate and complete records of all formal meetings held of, and corporate action taken by, the shareholders, the Board of Directors, and committees of the Board of Directors of Company. At the Closing, all of those books and records will be in the possession of Company.

          2.28 Authority to Transfer Shares. Each Seller has full legal right, power and authority to sell, transfer, assign and deliver the Shares to the Buyer at Closing and delivery of the Shares at Closing will transfer to the Buyer valid legal and beneficial ownership thereto free and clear of all Liens.

          2.29 Access to Information; Full Knowledge.

               (a) The OPMC Shares to be received by the Sellers pursuant to this Agreement are being acquired for each Seller’s own account for investment purposes only and not with a view to any public resale, public distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the “1933 Act”) or any state securities or Blue Sky law and such Buyer Shares will not be sold or otherwise disposed of except in compliance with the 1933 Act, or in reliance upon an exemption therefrom and in compliance with any state securities or Blue Sky laws. The OPMC Shares have not been registered under the 1933 Act or any state securities or Blue Sky law.

               (b) The Sellers and their representatives have been given a full opportunity to examine all documents and to ask questions of, and to receive answers from, Buyer and its representatives concerning the terms of the transfer of the Shares to Buyer, the Sellers’ investment in the OPMC Shares and the business of Buyer and such other information as each of the Sellers desires in order to evaluate an investment in the OPMC Shares, and all such questions have been answered to the full satisfaction of the Sellers. The Sellers have evaluated the merits and risks of an investment in the OPMC Shares and have determined that the OPMC Shares are a suitable investment for the Sellers in light of each of the Sellers’ overall financial condition and prospects. Each of the Sellers have been furnished with all publicly available information about Buyer’s assets, operations, and business activities which the Sellers have requested and which the Sellers consider necessary or relevant to enable each of the Sellers to make a prudent decision about the sale of the Shares to Buyer and the Sellers acquisition of the Buyer Shares. The Sellers’ acknowledge that they have reviewed the following reports filed by Buyer with the Securities and Exchange Commission during the past 12 months pursuant to Section 13(a) of the Securities Exchange Act of 1934: Annual Report on Form 10-K for the year ended December 31, 2002, Quarterly Reports on Form 10-Q for the quarters ending March 31 and June 30, 2003.

               (c) The Sellers have not relied upon any representation or warranty from Buyer or any of its directors, officers, employees, agents, affiliates or representatives, with respect to the value of the OPMC Shares, other than as set forth in the publicly available information described in this Section 2.29. Buyer has not made any representation, warranty, acknowledgment or covenant, in writing or otherwise, to the Sellers regarding the value of the OPMC Shares or the tax consequences, if any, of the sale of the OPMC Shares or of the resale of the OPMC Shares by the Sellers. Each of the Sellers has been advised, and are aware, that the market prices of shares of stock of publicly traded companies fluctuate and that there can be no assurance as to the future performance of any given securities, including shares of Buyer common stock.

               (d) Each Seller has consented to the placing of the following legend on the certificates for the OPMC Shares.

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY BE SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED ONLY IF A REGISTRATION STATEMENT DESCRIBING SUCH PROPOSED TRANSACTION IS IN EFFECT PURSUANT TO THE PROVISIONS OF THAT ACT OR IF, IN THE OPINION OF COUNSEL, WHICH OPINION AND COUNSEL SHALL BE SATISFACTORY TO THE ISSUER OF THESE SHARES AND ITS COUNSEL, AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THAT ACT IS AVAILABLE.

          2.30 Brokers. Sellers have employed Oxford Mergers & Acquisitions, Inc. as a broker in connection with the transaction contemplated by this Agreement. Buyer shall be responsible for one-half of the brokers fee payable to Oxford Mergers & Acquisitions, Inc. not to exceed Fifteen Thousand Dollars ($15,000). Neither Company nor any of its directors, officers or employees has employed any other broker, finder, or financial advisor or incurred any liability for any other brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to Company for any such fee or commission to be claimed by any other person or entity.

          2.31 Accuracy of Information. No representation or warranty made by the Sellers in this Agreement, the Disclosure Schedule, or in any agreement, instrument, document, certificate, statement or letter furnished to the Buyer at or prior to the Closing by or on behalf of the Sellers in connection with any of the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein. There is no material fact as of the date hereof which has not been disclosed in writing to the Buyer to which the Sellers have knowledge related to Company, its operations, properties, financial condition or prospects which has a Material Adverse Effect or, to the knowledge of the Sellers, in the future may have a Material Adverse Effect on Company. The representations and warranties contained in this Article 2 or elsewhere in this Agreement or any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that the Buyer or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

     3.     Representations and Warranties of Buyer

     Buyer represents and warrants to Sellers as follows:

          3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          3.2 Authorization. Buyer has all necessary power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Board of Directors of Buyer has taken all action required by Law, its article of incorporation or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and no action of the stockholders of Buyer is required. This

Agreement is the valid and binding legal obligation of Buyer enforceable against Buyer in accordance with its terms subject to the laws on insolvency and equitable remedies.

          3.3 Non-Contravention. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate any provision of the articles of incorporation or bylaws of Buyer; or (ii) except for such violations, conflicts, defaults, accelerations, terminations, cancellations, impositions of fees or penalties, mortgages, pledges, and Liens which would not, individually or in the aggregate, have a Material Adverse Effect on Buyer, (A) violate, be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to, any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Buyer is a party or by which Buyer or any of its respective properties or assets is or may be bound (unless with respect to which defaults or other rights, requisite waivers or consents shall have been obtained at or prior to the Closing) or (B) result in the creation or imposition of any Lien upon any property or assets of Buyer under any debt, obligation, contract, agreement or commitment to which Buyer is a party or by which the Buyer or any of its respective assets or properties is or may be bound; or (iii) violate any Law.

          3.4 Consents and Approvals. No Consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by Buyer of this Agreement, or the consummation of the transactions contemplated herein, other than any Consent which, if not made or obtained, will not, individually or in the aggregate, have a Material Adverse Effect on the business of Buyer taken as a whole.

          3.5 Issuance of Buyer Common Stock. The OPMC Shares to be issued to the Sellers will be validly issued, fully paid and non-assessable. Buyer has all requisite power and authority to issue, sell and deliver the OPMC Shares in accordance with and upon the terms and conditions set forth in herein; and all corporate action required to be taken by Buyer for the due and proper authorization, issuance, sale and delivery of the OPMC Shares has been validly and sufficiently taken. Upon delivery of the Shares by the Sellers to the Buyer, the OPMC Shares will be, upon issuance and delivery thereof, duly authorized, validly issued, fully paid and nonassessable.

     4.     COVENANTS OF THE PARTIES

          4.1 Conduct of Business. Prior to the Closing, except as otherwise expressly provided herein, Sellers will cause Company to:

               (a) conduct the Business (including, without limitation, its cash management practices, the collection of receivables, payment of payables and commitment to capital expenditures) only in the usual and ordinary course of business in accordance with past custom and practice and keep its organization and properties intact, including its present business operations, physical facilities, working conditions and employees and its present contracts and relationships with lessors, licensors and customers;

               (b) use its best efforts to preserve present business relationships with all material customers of Company, to the extent such relationships are beneficial to the Business;

               (c) maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements;

               (d) maintain in full force and effect the existence of all Proprietary Rights;

               (e) encourage Company’s professionals and other employees to continue their employment with Company before the Closing and with Buyer after the Closing;

               (f) comply with all legal requirements and contractual obligations applicable to the operations of the Business and pay all applicable Taxes;

               (g) promptly inform Buyer in writing of any variances from the representations and warranties contained anywhere in this Agreement or any breach of any covenant hereunder by any of Company or Sellers;

               (h) cooperate with Buyer and use best efforts to cause the conditions to Buyer’s obligation to close to be satisfied and execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transactions contemplated by this Agreement;

               (i) use its best efforts to support Buyer’s efforts to retain the Business’ professionals and customers including, without limitation, requiring its directors, officers and key employees to attend meetings and participate in discussions with Buyer and the Business’ customers to retain such customers and professionals.

          4.2 Negative Covenants of Sellers. Prior to the Closing, without Buyer’s prior written consent, Sellers will not permit Company to, and Company will not:

               (a) adopt any amendment to its articles of incorporation or bylaws;

               (b) issue, reissue, sell, deliver or pledge or authorize or propose the issuance, reissuance, sale, delivery or pledge of shares of capital stock of any class, or debt or other securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock;

               (c) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

               (d) (i) excluding regularly scheduled principal payments, create, incur, assume or repay any long-term debt (including obligations in respect of capital leases), or, except in the ordinary course of business, create, incur, assume, repay, maintain or permit to exist any short-term debt; or (ii) assume, guarantee, endorse or otherwise become liable or responsible

(whether directly, contingently or otherwise) for the obligations of any other person;

               (e) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, redeem or otherwise acquire any shares of its capital stock;

               (f) (i) increase in any manner the compensation of any of its directors, officers or other employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such director, officer or employee, whether past or present; or (iii) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment agreement or consulting agreement (arising out of prior employment) with or for the benefit of any person, or, except to the extent required to comply with applicable law, amend any of such plans or any of such agreements in existence on the date of this Agreement;

               (g) sell, lease, license or otherwise dispose of any interest in any of its assets or properties, other than in the ordinary course of business consistent with past practice, or permit, allow or suffer any of its assets or properties to be subjected to any Lien;

               (h) terminate or modify any of the Contracts or any government license, permit or other authorization, outside the ordinary course of business;

               (i) enter into any new, or amend any existing, material contracts, agreements or commitments, outside the ordinary course of business;

               (j) institute any material change in the conduct of its business, or any change in its methods of purchase, sale, lease, management, marketing, operation or accounting;

               (k) make or enter into any commitment of Company for capital expenditures for additions to property, plant, equipment or intangible capital assets;

               (l) pay, lend or advance any amount to, or sell, transfer or lease any Company’s properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers, directors, shareholders or employees or any affiliate or associate of any of its officers, directors, shareholders or employees;

               (m) take any action or omit to take any action which will cause a breach, violation or default (however defined) of any Contract;

               (n) acquire any of the business or assets of any other person or entity;

               (o) suffer any adverse change in Company’s relationship with any customer, including the loss of any such customer;

               (p) change its accounting methods, principles or practices;

               (q) take or omit to take any action, outside the ordinary course of business, which could be reasonably anticipated to cause a material adverse change prior to Closing in the assets or financial condition of Company; or

               (r) agree in writing or otherwise to take any of the foregoing actions.

          4.3 Full Access to Buyer. Throughout the period prior to the Closing, Sellers will cause Company to afford to Buyer and officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, access to Company, its assets and Contract and the books and records of Company in order that Buyer may have full opportunity to make such investigations as it desires to make. Any investigation by Buyer shall not affect or otherwise diminish or obviate in any respect any of the representations and warranties of Sellers herein.

          4.4 Confidentiality of Information. After the Closing, each of the Sellers will hold in confidence all trade secrets and other confidential or proprietary documents and information related to Company and will refrain from disclosing or using any such confidential information for such Seller’s own benefit, or to or for the benefit of any third party. This obligation of confidentiality and non-use will not apply, or will cease to apply, to such information which is in the public domain as of the Closing Date or subsequently comes into the public domain through a source other than Sellers, or which is required to be disclosed by order of any court or governmental agency of competent jurisdiction.

          4.5 No Solicitation of Alternate Transaction. Prior to the Closing or termination of this Agreement, Sellers, Company, its directors, officers and employees, independent contractors, consultants, counsel, accountants, investment advisors and other representatives and agents will not, directly or indirectly, solicit or entertain offers from, negotiate with, provide any information to, enter into any agreement with, or in any manner encourage, discuss, accept or consider any proposal of, any third party relating to the acquisition of the Shares or acquisition of Company, its assets or business, in whole or in part.

          4.6 Filings; Consents; Removal of Objections. Subject to the terms and conditions herein provided, the parties hereto will use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time and they respectively agree to exert commercially reasonable efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (ii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

          4.7 Press Releases and Announcements. Buyer and Sellers agree that the existence, nature and terms and conditions of this Agreement and discussions between the parties regarding the transactions contemplated hereby will be treated as confidential by the parties.

Accordingly, each party agrees that it will not make any public comment concerning or announcement of the transactions contemplated hereby prior to Closing and will take reasonable steps to restrict knowledge of the transactions contemplated hereby to those who need to know. Notwithstanding the foregoing, the parties acknowledge and agree that as a public company, Buyer is subject to certain disclosure requirements under applicable securities laws. For this reason, Buyer reserves the right to disclose the existence of and the status of negotiations at any time prior to Closing that it determines that securities laws or the rules of any stock exchange require such disclosure; provided that each party will notify the other parties if it intends to make such a disclosure. Following Closing, Buyer may make any and all such disclosures of the terms of this Agreement and the transactions contemplated hereby as it deems appropriate.

          4.8 Tax Matters.

               (a) No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, will be made after the date of this Agreement.

               (b) Buyer will retain, and will cause Company to retain, and Sellers will retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which be relevant to such returns for all tax periods or portions thereof ending before or including the date hereof and will not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. Sellers will request that records in the possession of their accountants be retained by them for the customary retention period established by the firm (but in no event less than ten (10) years) and that such records be made available to Buyer upon its request.

               (c) Buyer and Company will file and control any Tax Returns required to be filed by Company for periods beginning on or after the Closing Date. Sellers agree that they will provide, and will cause their accountants and other representatives to provide, to Buyer on a timely basis the information, including but not limited to all work papers and records relating to Company, that it or the accountants or other representatives have within their control and that may be reasonably necessary or related to: (i) the preparation of any and all Tax Returns, information returns and reports required to be filed by Buyer or Company with governmental agencies; and (ii) audits or other tax determinations or proceedings by or before such agencies, such information to be provided in the form in which it has in the past been maintained by Company, Sellers, their respective accountants or other representatives.

          4.9 Further Assurances; Cooperation; Notification.

               (a) Each party hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the request of Buyer and without further consideration, Sellers will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Buyer may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby and to vest in the Buyer good and marketable title to the Shares without further cost or expense to Buyer.

               (b) At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in this Article 4.

          4.10 Disclosure of Developments. During the period prior to Closing, the Sellers will promptly notify the Buyer of any event or development which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty of the Sellers which has been rendered inaccurate by reason of such event or development. For purposes of determining the accuracy as of the date hereof of the representations and warranties of the Sellers contained in Article 2 hereof in order to determine the fulfillment of the conditions set forth herein, the Disclosure Schedule will be deemed to exclude any information contained in any supplement or amendment hereto delivered after the delivery of the Disclosure Schedule.

          4.11 Press Releases and Announcements. None of the parties hereto shall make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that any of the parties hereto may at any time make any announcements which are required by applicable Law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other party of such requirement and discusses with the other party in good faith the exact proposed wording of any such announcement.

     5.     CONDITIONS TO THE BUYER’S OBLIGATIONS

     Notwithstanding any other provision of this Agreement to the contrary, the obligation of Buyer to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing of each of the following conditions:

          5.1 Representations and Warranties True. The representations and warranties of Sellers contained in this Agreement will be in all material respects true, complete and accurate as of the date when made and at and as of the Closing Date (unless specifically made as of the Effective Date) as though such representations and warranties were made at and as of such time, except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they shall be true and correct in all material respects at the Closing with respect to such date or period.

          5.2 Performance. Sellers will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Sellers on or prior to the Closing.

          5.3 Required Approvals and Consents. All action required by Law and otherwise to be taken by Sellers to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken. All Consents of or from all Authorities required hereunder, if any, to consummate the transactions contemplated herein, will have been delivered, made or obtained, and the Buyer will have received copies thereof.

          5.4 Adverse Changes. No change shall have occurred in the assets, properties or business of Company which shall have a Material Adverse Effect on Company.

          5.5 No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would individually or in the aggregate, otherwise have a Material Adverse Effect on Company.

          5.6 Legislation. No Law shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

          5.7 Acceptance by Buyer. The form and substance of all documents to be delivered at Closing hereunder will be reasonably acceptable to Buyer.

          5.8 Certificates. Buyer will have received such certificates of Sellers, in a form and substance reasonably satisfactory to Buyer, dated the Closing Date, to evidence compliance with the conditions set forth in this Article 5 and such other matters as may be reasonably requested by Buyer.

          5.9 Due Diligence. Buyer will have received all information reasonable requested by it pursuant to Section 4.3 of this Agreement.

          5.10 Appropriate Documentation. Buyer shall have received, in a form and substance reasonably satisfactory to Buyer, dated the Closing Date, stock certificates and stock assignments separate from certificate necessary to vest title in the Shares to Buyer.

          5.11 Non-Compete Agreements. Buyer and each of Sellers shall have entered into the Non-Compete Agreement in the form of Exhibit 5.11 to this Agreement.

          5.12 Employment Agreements. Buyer and each of Sellers shall have entered into the Employment Agreement in the form of Exhibit 5.12 to this Agreement.

          5.13 Contribution of Existing Debt to Capital. Sellers shall have contributed the debt owed to Sellers by Company to capital for purposes of extinguishing the indebtedness.

     6.     CONDITIONS TO OBLIGATIONS OF SELLERS

     Notwithstanding anything in this Agreement to the contrary, the obligations of Sellers to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing of each of the following conditions:

          6.1 Representations and Warranties True. The representations and warranties of Buyer contained in this Agreement will be in all material respects true, complete and accurate as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct in all material respects at the Closing with respect to such date or period.

          6.2 Performance. Buyer will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

          6.3 Approvals. All action required to be taken by the Buyer to authorize the execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby will have been duly and validly taken.

          6.4 No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby.

          6.5 Acceptance by Sellers. The form and substance of all documents to be delivered to Sellers at Closing hereunder will be reasonably acceptable to Sellers and their legal counsel.

          6.6 Certificates. Buyer will have furnished to Sellers such certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 6 as Sellers may reasonably request.

          6.7 Payment of Purchase Price. The Buyer shall have delivered the portion of the Purchase Price to be payable on the Closing Date and the Note on the form of Exhibit 1.2(c)-1 to this Agreement to Sellers.

          6.8 Non-Compete Agreements. Buyer and each of Sellers shall have entered into the Non-Compete Agreement in the form of Exhibit 5.11 to this Agreement.

          6.9 Employment Agreements. Buyer and each of Sellers shall have entered into the Employment Agreement in the form of Exhibit 5.12 to this Agreement.

          6.10 Security Agreement. Buyer and Sellers shall have entered into the Security Agreement in the form of Exhibit 1.2(c)-3 to this Agreement.

          6.11 Guaranty. Buyer shall have entered into the Guaranty in the form of Exhibit 1.2(c)-2 to this Agreement.

     7.     TERMINATION AND ABANDONMENT

          7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the written consent of Sellers and Buyer.

          7.2 Termination by Either Sellers or Buyer. This Agreement may be terminated by either Sellers or Buyer if:

               (a) the Closing has not been consummated by 7:00 p.m. (Pacific Time) on September 3, 2003 (provided that the right to terminate this Agreement under this Section 7.2(a) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date), or

               (b) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority will have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Closing or permitting consummation of the Closing only subject to a condition or restriction unacceptable to Buyer and such order, decree, ruling or other action will have become final and nonappealable.

          7.3 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by Sellers or Buyer pursuant to this Article 7, written notice must be given to the other party and this Agreement will terminate (other than Sections 4.4, 4.5, 4.7, 8.2, 8.3, 9.1, 9.8 and 9.12) and the transactions contemplated hereby will be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

               (a) Upon request therefor, each of the parties hereto will redeliver all documents, workpapers and other material of the other parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

               (b) No party will have any further obligation to the other party to this Agreement pursuant to this Agreement except for liability of any breach of this Agreement; and

               (c) All filings, applications and other submissions made pursuant to the terms of this Agreement will, to the extent practicable, be withdrawn from the agency or other person to which made.

     8.     SURVIVAL; INDEMNIFICATION; RELEASE

          8.1 Survival of Representations, Warranties and Covenants; Investigation. All representations, warranties and covenants of the parties contained in this Agreement will survive the Closing Date without limitation as to time. The right to indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and obligations.

          8.2 Indemnification by Buyer. Buyer agrees to indemnify, defend and hold Sellers harmless from and against any and all losses, liabilities, obligations, demands, judgments, settlements, damages (but excluding claims for consequential damages, lost profits or punitive damages) or reasonable expense (including but not limited to interest, penalties, fees and reasonable professional fees and expenses) and against all claims in respect thereof (including, without limitation, amounts paid in settlement and reasonable costs of investigation) whether or not involving a third-party claim (collectively as “Sellers’ Loss” or “Sellers’ Losses”) to which Sellers may suffer or incur, directly or indirectly, as a result from or in connection with:

               (a) any untrue representation of, or breach of warranty by, Buyer in any part of this Agreement;

               (b) the breach of or nonfulfillment of any covenant, agreement or undertaking of Buyer in this Agreement; and

               (c) operation of Company after the Closing Date.

          8.3 Indemnification by Sellers. Sellers, jointly and severally, agree to indemnify Buyer and its subsidiaries and affiliates and each of their respective shareholders, officers and directors (collectively the “Buyer Indemnified Parties”) against all losses, liabilities, obligations, demands, judgments, settlements, damages (but excluding any claims for consequential damages, lost profits or punitive damages suffered directly by Buyer or Company as opposed to consequential damages, lost profits or punitive damages paid by Buyer or Company to a third party), or reasonable expenses (including, but not limited to, interest, penalties, fees, and reasonable professional fees and expenses) and against all claims in respect thereof (including, without limitation, amounts paid in settlement and reasonable costs of investigation), whether or not involving a third-party claim (herein referred to collectively as “Buyer’s Losses” or individually as a “Buyer’s Loss”) to which the Buyer Indemnified Parties or Company may suffer or incur, directly or indirectly, as a result from or in connection with:

               (a) any untrue representation of or breach of warranty, by Sellers in any part of this Agreement;

               (b) the breach of or nonfulfillment of any covenant, agreement or undertaking of Sellers in this Agreement; and

               (c) any obligation for Taxes of the Sellers or Company for any period (or portion thereof) prior to the Closing Date;

               (d) any liability, expense, cost, tax or obligation of any nature with respect to such current or former employee or other individual arising in connection with group health plan coverage required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA;

               (e) pending litigation against Company; and

               (f) the operation of Company on or before the Closing Date.

          8.4 Right of Set-Off. Upon at least ten (10) business days prior written notice to Sellers, specifying in reasonable detail the basis therefor, Buyer may set-off any amount to which it may be entitled under this Article 8 against the payments to be made by Buyer of the Purchase Price. The exercise of such right of set-off by Buyer shall not constitute an event of default or a breach under this Agreement. Neither the exercise of, nor the failure to exercise, such right of set-off shall constitute an election of remedies nor limit Buyer in any manner in the enforcement of any other remedies that may be available to it. If Sellers object to the set off by written notice to Buyer prior to the payment date, Buyer shall place the amount in dispute in escrow with a mutually acceptable escrow agent. Such amount may be withdrawn only upon mutual written agreement of the parties or pursuant to an award of the arbitral tribunal in accordance with Section 10.8.

          8.5 Claims for Indemnification.

               (a) General. The parties intend that all indemnification claims be made as promptly as practicable by the party seeking indemnification (the “Indemnified Party”) and prior to the expiration of the applicable representation, warranty or covenant. Whenever any claim shall arise for indemnification hereunder the Indemnified Party shall promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) of the claim and, when known, the facts constituting the basis for such claim (the “Notice”). The failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party except to the extent the Indemnifying Party is prejudiced thereby, such delay shall not modify the time requirements for the filing of a claim as set forth in Section 9.8. For purposes of this Agreement, the date which is three business days after the Notice is first mailed or otherwise released for dispatch to the Indemnifying Party is hereinafter referred to as the “Notice Delivery Date”.

               (b) Claims by Third Parties. With respect to claims made by third parties, the Indemnifying Party shall be entitled to assume control of the defense of such action or claim with counsel reasonably satisfactory to the Indemnified Party; provided, however, that:

                    (i) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

                    (ii) no Indemnifying Party shall consent to (A) the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim or (B) if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnified Party; and,

                    (iii) if the Indemnifying Party does not assume control of the defense of such claim in accordance with the foregoing provisions within ten (10) business days after the Notice Delivery Date, the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefore in accordance with this Article 9; provided that the Indemnified Party shall not be entitled to consent to the entry of any judgment or enter into any settlement of such claim that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnifying Party of a release from all liability in respect of such claim and provided that Indemnified Party shall not be entitled without the prior written consent of the Indemnifying Party to enter into a consent or settlement if injunctive or other equitable relief would be imposed against the Indemnifying Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnifying Party.

               (c) Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude assertion by any party of any rights or the seeking of any other remedies against any other party.

     9.     MISCELLANEOUS PROVISIONS

          9.1 Expenses. Buyer and Sellers will each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby.

          9.2 Amendment and Modification. Subject to applicable Law, this Agreement may be amended or modified by the parties hereto at any time prior to the Closing with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the parties hereto.

          9.3 Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

          9.4 No Third Party Beneficiaries. Nothing in this Agreement will entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

          9.5 Notices. All notices, requests, demands and other communications required or permitted hereunder must be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment:

          if to Sellers:

               Gregg N. Willard and Jeanne M. Willard
               1416 Via Andres
               Palos Verdes Estates, CA 90274

or to such other person or address as Sellers furnish to the Buyer in writing in accordance with this subsection.

     if to Buyer:

               OptimumCare Corporation
               5950 Hannum Avenue
               Culver city, CA 90230
               Attn: Chief Executive Officer
               Facsimile: (310) 410-5148

or to such other person or address as Buyer furnishes to the other parties hereto in writing in accordance with this subsection.

          9.6 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, provided, however, that the Buyer may assign its rights (but not its obligations) under this Agreement, in whole or in any part, and from time to time, to a wholly owned, direct or indirect, subsidiary of Buyer.

          9.7 Governing Law. This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of California (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

          9.8 Arbitration.

               (a) The parties agree that any dispute arising out of or relating to this Agreement or the formation, breach, termination or validity thereof, except for injunctive relief contemplated by Section 9.12 (a “Dispute”) will be resolved as follows. If the Dispute cannot be settled through direct discussions, the parties will first try to settle the Dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration. Any Dispute that has not been resolved within 60 days of the initiation of the mediation procedure (the “Mediation Deadline”) will be settled by binding arbitration in Los Angeles, California by a panel of three (3) arbitrators, selected in accordance with subsection (b) below, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “American Arbitration Rules”). The arbitrators in any such arbitration will have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, production of requested documents, exchange of summaries of testimony and proposed witnesses, and examination by deposition of parties. The arbitrators are not empowered to award damages in excess of compensatory damages, as limited by this Agreement, and each party hereby irrevocably waives any damages in excess of compensatory damages. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof and the parties consent to the jurisdiction of the courts of the State of California for this purpose. The parties agree that service of process and of any notices required in connection with any arbitration hereunder or any related court proceedings may be given in the manner provided for the giving of notices under this Agreement as set forth in Section 10.5.

               (b) Within twenty (20) days of the Mediation Deadline, Buyer will nominate one arbitrator and Sellers will nominate one arbitrator. Within thirty (30) days of the nomination and appointment of the two arbitrators, the two arbitrators shall select a third arbitrator, and if they fail to do so, a neutral arbitrator shall be chosen in accordance with the American Arbitration Rules.

          9.9 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          9.10 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

          9.11 Entire Agreement. This Agreement and the exhibits and other writings referred to in this Agreement or any such exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as this “Agreement” or the “Agreement”. There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement, including, but not limited to the letter of intent dated August 13, 2003. Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; provided, however, that if any such provision shall become invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

          9.12 Injunctive Relief. It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants and agreements hereof. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party will be entitled to injunctive relief against the threatened breach hereof or the continuation of any such breach without the necessity or proving actual damages and may seek to specifically enforce the terms thereof.

          9.13 Certain Definitions. For purposes of this Agreement, the term:

               (a) “Authority” or “Authorities” means any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority.

               (b) “Consent” means any consent, approval, order or authorization of or from, or registration, notification, declaration or filing with any individual or entity, including without limitation any Authority.

               (c) “Environmental and Occupational Safety and Health Law” means any common law or duty, case law or other law, that (i) regulates, creates standards for or imposes liability or standards of conduct concerning any element, compound, pollutant, contaminant, or toxic or hazardous substance, material or waste, or any mixture thereof, or relates in any way to emissions or releases into the environment or ambient environmental conditions, or conduct affecting such matters, or (ii) is designed to provide safe and healthful working conditions or reduce occupational safety and health hazards.

               (d) “Environmentally Regulated Materials” means any element, compound, pollutant, contaminant, substance, material or waste, or any mixture thereof, designated, listed, referenced, regulated or identified pursuant to any Environmental and Occupational Safety and Health Law.

               (e) “Laws” means any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters.

               (f) “Liens” means any mortgage, pledge, lien, security interest, conditional or installment sales agreement, encumbrance, claim, easement, right of way, tenancy, covenant, encroachment, restriction or charge of any kind or nature (whether or not of record).

               (g) “Material Adverse Effect” means an individual or cumulative material adverse change in the assets of Company or the value of Company or effect on the business, customers, customer relations, operations or properties of Company which is reasonably expected to be materially adverse to the business, financial condition or assets of Company or would prevent Company or Company from consummating the transactions contemplated hereby.

               (h) “Proprietary Rights” shall mean all patents, patent applications and patent disclosures; all inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names and all the goodwill associated therewith; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; and all trade secrets, confidential information, ideas, know-how, technology, research information, drawings, specifications, designs, improvements, technical and computer data, documentation and software, financial business and marketing plans and materials, customer and supplier lists and related information and all the goodwill associated therewith;, and all other proprietary rights.

               (i) “Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real or personal property, windfall profits, customs, duties or other taxes, fees, assessments, charges or levies of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term “Tax” means any one of the foregoing Taxes.

               (j) “Tax Returns” means all returns, declarations, reports, statements and other documents required to be filed with any Authority in respect of Taxes, and the term “Tax Return” means any one of the foregoing Tax Returns.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

“Sellers”

/s/ GREGG N. WILLARD

GREGG N. WILLARD

/s/ JEANNE M. WILLARD

JEANNE M. WILLARD

“Buyer”

OPTIMUMCARE CORPORATION

By:	/s/ Edward A. Johnson

Edward A. Johnson, Chief Executive Officer